 Exhibit 99.1

Neurotrope Announces $22.5 Million Registered Direct Offering

The Above the Market Financing Was Led by Existing Investors

NEW YORK, NEW YORK, December 17, 2018 -- Neurotrope, Inc. (Nasdaq:NTRP) today announced the pricing of a registered direct offering of 5,012,677 shares of common stock and warrants to purchase up to an aggregate of 5,012,677 shares of common stock to institutional and other accredited investors. Each share of common stock is being sold together with a warrant to purchase one share of common stock for a combined purchase price of $4.495, resulting in gross proceeds of approximately $22.5 million. The warrants will be exercisable at a price of $4.37 per share beginning six months following the date of issuance and will expire five years thereafter. The shares of common stock and the warrants will be immediately separable and will be issued separately. The offering is expected to close on or about December 19, 2018, subject to customary closing conditions.

The offering was led by existing investors. Katalyst Securities LLC and Maxim Group LLC acted as financing consultants for the offering. GP Nurmenkari Inc. acted as a placement agent for the offering.

The securities are being sold pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on April 21, 2017. A final prospectus supplement related to the offering will be filed with the SEC, and will be available on the SEC's website located at http://www.sec.gov and may also be obtained from GP Nurmenkari Inc., 22 Elizabeth Street Sono Square, Suite 1J, Norwalk, CT 06854 or by calling (212) 447-5550.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Neurotrope

Neurotrope is at the forefront of developing a new approach to combating AD and other neurodegenerative diseases. The Company’s world-class science offers the potential to realize a paradigm shift to overcome one of today’s most challenging clinical problems — finding a way to slow or even prevent the progression of AD.

In addition to the Company’s Phase 2 trial of Bryostatin-1 in advanced AD, Neurotrope has also conducted preclinical studies of Bryostatin-1 as a potential treatment for rare diseases and brain injury, including Fragile X syndrome, multiple sclerosis, stroke, Niemann-Pick Type C disease, Rett syndrome, and traumatic brain injury. The FDA has granted Orphan Drug Designation to Neurotrope for Bryostatin-1 as a treatment for Fragile X. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs.

Please visit www.neurotrope.com for further information.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the Phase 2 study and further studies, and continued development of use of Bryostatin-1 for Alzheimer’s dementia and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand the Company’s business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and on Form 10-Q for the quarter ended September 30, 2018. The Company does not undertake to update these forward-looking statements.

Contact information:

Investors and Media
Sam Martin and Ryan Baker

Argot Partners

212-600-1902